UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2026

AVALON GLOBOCARE CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38728	47-1685128
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

4400 Route 9 South, Suite 3100, Freehold, NJ 07728

(Address of principal executive offices, including zip code)

(732) 780-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2026 (the “Dune Issue Date”), Avalon Globocare Corp. (the “Company”) issued promissory note to Dune Equity Holdings LLC (“Dune”) in the principal amount of $250,000 (inclusive of a $50,000 original issuance discount) (the “Dune Note”) for gross proceeds of $200,000. The Company intends to use the net proceeds of the Dune Note for working capital and general corporate purposes.

The Dune Note matures on December 1, 20256 and has a one-time interest charge equal to 18.75% of the principal amount, or $46,875,000, payable in cash. Any principal or accrued but unpaid interest on the Dune Note which is not paid when due shall accrue interest at a rate of 10% per annum (the “Default Interest”). The principal amount of the Dune Note together with accrued but unpaid interest shall be paid as follows: (i) $62,500 shall be paid on each of September 1, 2026, October 1, 2026 and November 1, 2026 and (ii) the total remaining balance of the Dune Note shall be paid on December 1, 2026.

The Company granted Dune a “most-favored nations” provision with respect to the issuance of any debt that is not convertible into common stock of the Company (or amends any non-convertible debt that was issued before the Issue Date). In addition, the Company agreed to use 25% of the net proceeds from an issuance of equity or debt or sale of assets to repay amounts outstanding under the Dune Note.

In connection with the issuance of the Dune Note, on June 1, 2026 the Company entered into a side letter (the “Sde Letter”) with Dune under which it granted Hudson Global Ventures, LLC., a three day right of first refusal on any Equity Line of Credit transaction for a 18-month period following execution of the Side Letter..

On June 2, 2026 (the “FirstFire Issue Date”), the Company issued promissory note to FirstFire Global Opportunities Fund, LLC (“FirstFire”) in the principal amount of $250,000 (inclusive of a $50,000 original issuance discount) (the “FirstFire Note”) for gross proceeds of $200,000 on the same terms and conditions of the Dune Note described above. The Company intends to use the net proceeds of the FirstFire Note for working capital and general corporate purposes.

The foregoing description of the Dune Note and the FirstFire Note are not complete and are qualified in their entirety by reference to the full text of the form of Note, a copy of which is filed as Exhibit 10.1, to this report and is incorporated by reference herein. The foregoing description of the Side Letter is not complete and are qualified in their entirety by reference to the full text of the Side Letter, a copy of which is filed as Exhibit 10.2, to this report and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 relating to the issuance of the Note is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2026, the board of directors of Avalon GloboCare Corp. (the “Company”) appointed Luisa Ingargiola as the Company’s Chief Strategy Officer, and Sam Knipper as the Company’s Chief Financial Officer, in each case, effective June 3, 2026 (the “Effective Date”). Ms. Ingargiola currently serves as the Company’s Chief Financial Officer and will continue to serve in such capacity until the Effective Date. Mr. Knipper will serve as the Company’s principal financial and accounting officer effective as of the Effective Date.

Ms. Ingargiola, age 58, has served as the Company’s Chief Financial Officer since February 2017. Ms. Ingargiola’s biographical information is in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 17, 2026, which is incorporated herein by reference.

Mr. Knipper, age 31, has served as the Company’s Chief Financial Officer since June 3, 2026. Since October 2023, Mr. Knipper has served as an SEC Reporting Manager at Brio Financial Group, where he provides outsourced CFO and financial reporting services to both public and private companies, including for an AI company since October 2024. In this role, he advises several Special Purpose Acquisition Companies (SPACs) on SEC compliance and reporting matters, overseeing the preparation of registration statements, quarterly and annual reports, and other public company filings. From July 2021 through October 2023, Mr. Knipper was a Senior Associate at Calabrese Consulting, where he provided outsourced CFO services to SPACs and emerging companies. He managed financial reporting processes, maintained accounting records, coordinated with auditors and legal counsel, and supported clients through quarterly and annual reporting cycles. From November 2020 through May 2021, Mr. Knipper served as an SEC Reporting Associate at Cantor Fitzgerald, where he was responsible for preparing and analyzing financial statements and supporting the company's annual and quarterly reporting processes and from October 2017 through November 2020, Mr. Knipper worked at KPMG, most recently in the role of Senior Audit Associate and led audit engagements for both public and private companies in the banking, capital markets, and automotive leasing sectors. Mr. Knipper holds a Bachelor of Science in Business Administration and Accounting and a Master of Accountancy from Rider University.

There is no arrangement or understanding between Mr. Knipper and any other person, other than the Company’s directors or officers acting solely in their capacity as such, pursuant to which he was selected as an officer or director of the Company. Mr. Knipper is not related by blood, marriage or adoption to any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. The Company is not aware of any transaction, or currently proposed transaction, in which the Company was or is to be a participant and in which Mr. Knipper or any member of his immediate family, had or will have a direct or indirect material interest that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with her appointment as the Company’s Chief Strategy Officer, the Company entered into an Executive Retention Agreement with Ms. Ingargiola on 3, 2026. The following is a brief description of certain terms of that agreement:

Ms. Ingargiola will receive an annual base salary of $230,000, subject to periodic review and adjustment by the Company’s board of directors or compensation committee.

She will be eligible (a) for an annual performance bonus of up to 100% of her base salary, as well as discretionary bonuses as determined by the Company’s board of directors or compensation committee, (b) to receive a one-time special bonus equal to 100% of her base salary upon approval by the Company’s stockholders of the issuance of shares of the Company’s common stock upon conversion of the Company’s Series E Preferred Stock issued in connection with the acquisition of RPM Interactive, Inc. that was completed in December 2025, and (c) to receive a one-time bonus equal to 100% of her base salary upon the consummation of a change of control of the Company.

Upon stockholder approval of the Avalon GloboCare Corp. 2026 Stock Incentive Plan (the “2026 Plan”), Ms. Ingargiola will be granted (i) a stock option to purchase 500,000 shares of the Company’s common stock, fully vested upon grant (the “Initial Grant”), and (ii) a stock option to purchase 250,000 shares of the Company’s common stock, vesting monthly in equal installments over 12 months, subject to continued employment (the “Second Grant”). Both grants will have an exercise price equal to the closing price of the Company’s common stock on the date of grant, a five-year term, and will be exercisable during such term regardless of whether Ms. Ingargiola is employed by the Company at the time of exercise. In the event the Company’s stockholders do not approve the 2026 Plan (or another equity incentive plan) within 12 months of the Effective Date, the Initial Grant will be made under the Avalon GloboCare Corp. 2020 Stock Incentive Plan, and, in lieu of the Second Grant, Ms. Ingargiola will be paid an amount in cash to be mutually agreed upon by her and the Company.

In the event her employment with the Company terminates for any reason, including death or disability, Ms. Ingargiola will be entitled to be paid all salary and accrued vacation earned through the date of termination and a lump sum payment of any actual bonus to the extent that all the conditions for payment of such bonus were satisfied and any such bonus was earned and is unpaid on the date of termination.

If the event of a Termination Upon Change of Control (as described below), Ms. Ingargiola will also be entitled to: (a) a cash severance payment equal to 12 months of her base salary, payable in installments; (b) a lump sum payment equal to 100% of any earned but unpaid bonus for the prior year and a pro-rated target bonus for the year of termination; (c) full acceleration of vesting and exercisability of all outstanding equity awards, with the exercise period for stock options extended through the end of the applicable option term; (d) company-paid COBRA health insurance coverage for 12 months; and (e) continued indemnification and D&O insurance coverage for not less than 24 months following termination. In the event her employment is terminated by the Company without cause or if she resigns for good reason, Ms. Ingargiola will be entitled to the same benefits described above except the termination of employment or resignation must occur after the expiration of three months after the Effective Date and the company-paid COBRA health insurance coverage will be provided only if the termination of employment or resignation occurs after the expiration of six months after the Effective Date. A Termination Upon Change of Control is generally defined as either (i) the termination of the executive’s employment by the Company without cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a change of control of the Company (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the change of control actually occurs) and ending on the date which is 12 months following the change of control, or (ii) the resignation by the executive for good reason where (y) such good reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a change of control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the change of control actually occurs) and ending on the date which is 12 months following the change of control, and (z) such resignation occurs at or after such change of control and in any event within six months following the occurrence of such good reason. The severance payments and benefits are conditioned on Ms. Ingargiola executing and delivering a release of claims in favor of the Company.

All compensation paid or payable to Ms. Ingargiola under her Executive Retention Agreement will be subject to any clawback, recoupment or similar policy that the Company may adopt from time to time.

The foregoing description of the Executive Retention Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as an exhibit to this report and is incorporated herein by reference. In connection with the Executive Retention Agreement, Ms. Ingargiola entered into the Company’s standard form of indemnification agreement, a copy of which is filed as an exhibit to this report and is incorporated herein by reference.

In connection with Mr. Knipper’s appointment as the Company’s Chief Financial Officer, the Company entered into an agreement with Brio Financial Group (“Brio”) and a consulting agreement with Mr. Knipper. Mr. Knipper is employed by Brio and he will serve as the Company’s Chief Financial Officer for so long as the agreement between the Company and Brio is in effect. The Company may terminate that agreement at any time. The Company will pay Brio a fixed monthly payment of $10,000. Brio will compensate Mr. Knipper for the services he provides to the Company.

Neither Ms. Ingargiola nor Mr. Knipper has a family relationship with any directors or executive officers of the Company, nor are there any arrangements or understandings between either Ms. Ingargiola or Mr. Knipper and any other persons pursuant to which they were selected as an officer of the Company except as described in the paragraph above with respect to Mr. Knipper. There are no current or proposed related party transactions between Ms. Ingargiola or Mr. Knipper, on the one hand, and the Company, on the other, or any transactions involving a member of either of their immediate families, that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Form of Note
10.2	Side Letter
10.3	Executive Retention Agreement dated June 3, 2026 between Avalon GloboCare Corp. and Luisa Ingargiola
10.4	Form of Indemnification Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON GLOBOCARE CORP.

Dated: June 4, 2026	By:	/s/ Luisa Ingargiola
	Name:	Luisa Ingargiola
	Title:	Chief Strategy Officer